Exhibit 10.30

RESTRICTED STOCK AGREEMENT

GRANTEE NAME	NUMBER OF SHARES	GRANT DATE	VESTING SCHEDULE
«Full_Name»	«Shares»	«Grant_Date»	«Vesting Schedule»

WMS Industries Inc., a Delaware corporation (the “Company”), hereby grants to «Name» (the “Grantee”, also referred to herein as “you”) shares of its common stock, par value $.50 per share (the “Stock”), pursuant to the attached Restricted Stock Agreement and the 2005 Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and the Plan referenced therein.

Grantee:
(Signature)

Company:
Brian R. Gamache
Chief Executive Officer

PLEASE SIGN BOTH COPIES OF THIS AGREEMENT AND

RETURN (1) ORIGINALLY EXECUTED COPY TO:

WMS – Legal Department

Waukegan Office

PLEASE RETAIN THE OTHER ORIGINALLY EXECUTED COPY FOR YOUR RECORDS.

This is not a stock certificate or a negotiable instrument.

UPON RECEIPT OF YOUR SIGNED AGREEMENT,

A STOCK CERTIFICATE EVIDENCING THE SHARES GRANTED

WILL BE SENT TO YOU.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

WMS INDUSTRIES, INC.

RESTRICTED STOCK AGREEMENT

1. Restricted Stock/Nontransferability. This grant is an award of stock in the number of shares set forth on the cover sheet and subject to the vesting conditions described below and the Plan (“Restricted Stock”). To the extent not yet vested, your Restricted Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process.

2. Subject to the Plan. This grant is awarded in accordance with, and is subject to and conditional upon all of the terms and conditions of the Plan which are incorporated by reference in this Restricted Stock Agreement as if fully set forth herein.

3. Issuance and Vesting. The Company will issue your Restricted Stock in your name as of the Grant Date. Your right to the Restricted Stock under this Restricted Stock Agreement vests as indicated on the cover sheet of this Agreement.

4. Accelerated Vesting. Notwithstanding Paragraph 3, your right to the Restricted Stock under this Restricted Stock Agreement shall immediately vest as to 100% of the total number of shares covered by this grant upon the occurrence of either:

•	your termination of employment with or service to the Company due to your death or permanent and total disability, or your involuntary termination of your employment or service other than by reason of your willful refusal to perform your duties; or

•	a “Change in Control” as provided for in Section 9 of the Plan.

5. Termination. Your right to the Restricted Stock under this Restricted Stock Agreement to the extent the restrictions have not lapsed shall terminate immediately if you cease your service or employment with the Company by voluntarily terminating your service or employment or if the Company terminates your service or employment by reason of your willful refusal to perform your duties.

6. Restrictive Covenants. As a condition of and consideration for this grant and in consideration for <<Grant Reason>>, you agree with the Company as follows:

a.	Acknowledgments. You acknowledge that:

i.	The Company is engaged in the business of designing, developing, manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

ii.

As an integral part of its business, the Company develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

iii.	The Company undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

iv.	You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

v.	The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Company’s proprietary, confidential and trade secret information.

vi.	The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Company.

vii.	For a period of one (1) year following termination of your employment with the Company, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Company, regardless of any measures taken by you or a future employer to protect and preserve the Company’s proprietary, confidential or trade secret information.

viii.	You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States. Further, you represent and warrant that you have available sufficient means of support so that observance of and adherence to the covenants contained herein shall not deprive you of the ability to earn a livelihood or support your dependents.

b.	Covenants. You hereby covenant and agree that during your employment by the Company and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Company for cause or without cause:

i.	You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

ii.	You shall not solicit or attempt to solicit (i) any person, company or entity who is or has been a customer of the Company during the one (1) year period prior to the termination of your employment at the Company to do business with any person, company or entity other than the Company, or (ii) solicit for employment or employ any employee of the Company or any person who is or was employed by the Company during the one (1) year period prior to the termination of your employment at the Company, or take any actions which are calculated to persuade any such person to terminate his or her association with the Company.

c.	Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this agreement would cause material and irreparable harm to the Company and that the Company would not have an adequate remedy at law because is will be difficult or impossible to establish the full and precise monetary value of such damage. The Company agrees that, in addition to any and all other remedies available to it at law or in equity, the Company shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Company posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

d.	Indemnification. You agree to indemnify, save and hold harmless the Company from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Agreement, or incurred by the Company in enforcing this Agreement against you.

e.	Other Limitations. The provisions of this Section 6 are in addition to the award forfeiture provisions set forth in Section 10 of the Plan and in no way modify, amend or change such Plan provisions.

7. Additional Forfeiture. The Committee may cancel, suspend, withhold or otherwise limit or restrict your right to the Restricted Stock under this Restricted Stock Agreement at any time if you (i) are not in compliance with all applicable provisions of this Restricted Stock Agreement or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Company, including, but not limited to: (A) conduct related to the your service or employment for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Company, including, without limitation, the Company’s insider trading policy or anti-harassment policies or (C) participating in a hostile takeover attempt against the Company.

8. Return of Shares. If the Restricted Stock does not become vested in accordance with the foregoing provisions or as otherwise provided for in the Plan, you will return the certificate representing the Restricted Stock and the Restricted Stock shall be deemed no longer outstanding.

9. Income Taxes; Section 83(b) Election. Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price, if any, paid for the shares of Restricted Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. You may elect to be taxed at the time the shares are acquired rather than when such shares cease to be subject to such forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares increases after the date of purchase) as the forfeiture restrictions lapse.

10. Shareholder Rights. You have the right to vote the Restricted Stock and to receive any dividends declared or paid on such stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto.

11. Adjustments. In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of shares covered by this grant shall be adjusted (and rounded down to the nearest whole number).

12. Compliance with Law. The issuance of this Restricted Stock shall be subject to compliance with the rules and policies of the New York Stock Exchange.

13. Legends. All certificates representing the Restricted Stock issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN

RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

14. Severability. Should a court of competent jurisdiction deem any of the provisions in this Restricted Stock Agreement to be unenforceable in any respect, including a determination that the territorial, temporal and scope limitations (or any absence thereof) of Section 6 are impermissibly overbroad, it is the intention of the parties to this Restricted Stock Agreement that this Restricted Stock Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into the Agreement after having an opportunity for consultation with your own independent counsel.

15. Choice of Law. This Restricted Stock Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

16. Securities Laws. The Company shall not be obligated to issue any shares pursuant to this Restricted Stock Agreement if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

EXHIBIT A

ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address and social security number of the undersigned:

Name:

Address:

Social Security No.

2. Description of property with respect to which the election is being made:

             shares of common stock, par value $.50 per share, WMS Industries Inc., a Delaware corporation, (the “Company”).

3. The date on which the property was transferred is                     ,         .

4. The taxable year to which this election relates is calendar year                     .

5. Nature of restrictions to which the property is subject:

The shares of stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company. The shares of stock are subject to forfeiture under the terms of the Agreement.

6. The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $             per share, for a total of $            .

7. The amount paid by taxpayer for the property was $            .

8. A copy of this statement has been furnished to the Company.

Dated:                     ,

Taxpayer’s Signature

Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:

1. You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Stock.

2. At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

3. You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.